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                             THE COLEMAN COMPANY, INC.

                             EXECUTIVE SEVERANCE POLICY

                         Effective Date:  February 27, 1998

I.   POLICY

     It is the intent of this Policy to provide guidelines for the granting of severance pay and certain other benefits to certain Participants separated from the The Coleman Company, Inc. (the "Company") and its subsidiaries.

II.  APPLICATION AND ELIGIBILITY

     This Policy applies to certain terminations of employment of employees of the Company and its subsidiaries who as of the Effective Date of the Policy are participants in the Company's management incentive plan or who are in the positions of country general managers/presidents and above (the "Participants"). For purposes of this Policy, continued employment by a Participant with any entity controlled by, controlling or under common control with the Company (whether before or after a Change of Control) shall be treated as employment and service with the Company. This Policy supersedes any and all prior policies or practices relating to severance pay for such Participants. The acceptance of any severance pay or benefits under this Policy shall constitute a waiver of any severance pay the Participant would have been entitled to under any such superseded policies or practices.

III. ADMINISTRATION

     A.   EXCLUSIONS

          Severance pay or other benefits will not be granted under any circumstances to a Participant who leaves the Company under the following circumstances:

          1.   Resignation without "Good Reason" (as defined below).

          2. Retirement under the terms of the Company Retirement Plan, or any other pension plan that might be provided by the Company (other than a termination for "Good Reason").

          3.   Termination by the Company for "Cause" (as defined below).

          For purposes of this Policy, with respect to any Participant, "Good Reason" shall

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          mean (i) the assignment to the Participant of any duties
          inconsistent in any material respect with the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the Change of Control, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) any material reduction in the Participant's annual base salary, opportunity to earn annual bonuses, or other compensation or employee benefits, other than as a result of an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (iii) the Company's requiring the Participant to relocate his or her principal place of business to a location which is more than 25 miles from his or her previous principal place of business; (iv) any purported termination of this Policy otherwise than as expressly permitted by this Policy; or (v) any failure by the Company to comply with and satisfy
          Section V of this Policy. For purposes of this Policy, any good faith determination of "Good Reason" made by the Participant shall be conclusive.

          For purposes of this Policy, with respect to any Participant, "Cause" shall mean (i) the willful and continued failure of the Participant to perform substantially the Participant's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant which specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant's duties, (ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or (iii) the Participant's conviction of, or plea of guilty or nolo contendere to, a felony. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.


          Severance pay and benefits under this Policy are not granted where following a Change of Control, the Company or the acquiror in the Change of Control sells or otherwise disposes of the business in which the Participant was employed, and the buyer of the business agrees to continue the Policy as if it was the Company and either (i) the Participant accepts employment with the buyer of the business or (ii) the Participant rejects an offer of employment by the buyer involving compensation and benefits substantially equivalent, taken as a whole, to the Participant's compensation

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          and benefits with the Company, and an employment location within 25 miles from the Participant's previous principal place of business.

     3.   B.   SEVERANCE PAY

          The following schedule determines the number of months of severance pay ("Severance Period") eligible Participants will receive if they are terminated without Cause by the Company or terminate for Good Reason during the 3-year period immediately following a Change of Control, or are terminated by the Company without Cause prior to a Change of Control, but following the execution of an agreement, consummation of which would constitute a Change of Control, if a Change of Control subsequently occurs (each, a "Severance Termination").

                  EXECUTIVE        SEVERANCE
                  GROUP            PERIOD
                  ---------        ---------
                  Group A          12 months
                  Group B           9 months
                  Group C           6 months

          Group A Participants are Participants with a target incentive level at 50% of base salary and above under the Company's management incentive plans; Group B Participants are Participants with a target incentive level at 30% to 49% of base salary; and Group C Participants are other participants in the Company's management incentive plans, and country general managers, presidents and higher ranking executives.

          For purposes of this Policy, a "Change of Control" of the Company shall be deemed to occur if Ronald O. Perelman, individually, or his estate, heirs, personal representatives or any trust created for the benefit of his wife or children, or any corporation or other entity which such persons control, directly or indirectly, cease to maintain beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), individually or in the aggregate, of securities of the Company sufficient to designate a majority of the members of the Company's Board of Directors.

          Eligible Participants will receive severance pay to which they are entitled semi-monthly (or monthly) at their base rate of pay in effect as of the date of employment termination (without giving effect to any reduction in base salary that otherwise constitutes Good Reason under this Policy).

          Anything in this Policy to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution by the Company (or any of its affiliated entities) to or for the benefit of Participant (whether pursuant to this

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          Policy or otherwise, but determined without regard to any
          additional payments required under this paragraph) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions, if it shall be determined that the Participant is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code does not exceed 110% of the greatest amount (the "Safe Harbor Amount") that could be paid to the Participant such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Policy shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Policy (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Policy would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Policy shall be so reduced.

          All determinations required to be made, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant an anticipated Payment may give rise to Excise Tax, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, shall be paid by the Company to the Participant within five days of the event giving rise to the Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

     C.   CONTINUATION OF MEDICAL/DENTAL BENEFITS

          If a Participant has a Severance Termination, the Participant will be permitted to continue participation in the Company's group medical and/or dental benefit plans under COBRA at the contribution level in effect for active Participants until the end

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          of the Severance Period (or if longer, the maximum required period for continuation coverage under applicable federal law, generally 18 months); PROVIDED, that the Company will continue to pay the portion of the premiums it was paying prior to the Change of Control during the Severance Period. However, the Participant will cease to be eligible for these benefits when the Participant becomes covered by medical or dental plans of another employer or becomes eligible for Medicare. Continued participation in the Company's group plans will be governed by the terms and conditions of the plans as in effect when employment terminates, provided that if such plans are amended as to the group of Participants in which the Participant was included at the time of termination, the newer provisions shall apply.

          In order to remain eligible for continued medical or dental benefits during the Severance Period, the Participant must make timely premium payments in the same amount paid by then current Participants, which amounts will be deducted from the Participant's severance pay, and must submit such evidence of non-coverage as the Company may reasonably require. If the Participant is entitled and elects under applicable federal law to continue such benefits under COBRA after the Severance Period, the Participant must make timely COBRA premium payments as required.

     D.   PRO RATA ANNUAL BONUS

          In the event a Participant has a Severance Termination under this Policy prior to December 31, 1998, the Participant shall be paid a pro rata bonus payment under the Company management incentive plan, upon the earlier of February 28, 1999 or the date on which Company employees are paid bonuses for 1998 under such plan, equal to the product of (x) the bonus the Participant would have earned under the management incentive plan based upon performance had the Participant remained employed through the plan year, and (y) a fraction, the numerator of which is the number of days in such year through the date of termination, and the denominator of which is 365.

     E.   PENSION CREDIT

          In the event a Participant has a Severance Termination under this Policy, the Company shall pay such Participant, within fifteen days following the Participant's date of termination, an amount equal to the excess of (a) the aggregate benefit under the Company's qualified defined benefit retirement plans (collectively, the "Retirement Plan") and any excess or supplemental defined benefit retirement plans in which the Participant participates (collectively, the "SERP") which the Participant would have accrued (whether or not vested) if the Participant's employment had continued for the Separation Period, over (b) the actual vested benefit, if any, of the Participant under the Retirement Plan and the SERP, determined as of the date of termination (with the foregoing amounts to be computed on an actuarial present value basis, using actuarial assumptions no less favorable to the Participant than the most favorable of those in effect for purposes of computing benefit entitlements under the Retirement Plan and the SERP at any time from the day before the Effective Date through the date of

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          termination).

     F.   OTHER EMPLOYEE BENEFITS

          The provisions of other Participant benefit and/or compensation programs (other than severance policies and practices), including, but not limited to, vacation pay and the Company's management incentive plan, with respect to benefits available upon termination of employment will apply; provided, that upon a Severance Termination the Participant shall be paid out his or her accrued vacation. This Policy is not intended to describe the provisions or administrative practices of any other Participant benefit and/or compensation program, policy or plan. Any benefits that may be available under any other such program, policy or plan must be determined solely in accordance with the terms and administrative provisions of such program, policy or plan.

     G.   EMPLOYMENT CONTRACTS OR OTHER WRITTEN AGREEMENTS IN EFFECT

          If on the date of termination an employment contract or other written agreement between an eligible Participant and the Company is in effect, then unless otherwise provided by the terms of such written agreement the Participant will be permitted to choose between (i) the severance pay and benefits provided in such employment contract or agreement, or (ii) the severance pay and benefits payable in accordance with this Policy.

     H.   NO MITIGATION

          The obligations of the Company to pay the severance benefits under this Policy shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as specifically provided in this Policy. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others as to the validity or enforceability of, or liability or entitlement under, any provision of this Policy.

IV.  AMENDMENT OR TERMINATION OF POLICY

     The Company reserves the right to amend, modify or terminate this Policy or any portion of it at any time, and for any reason, by action of the Company's Board of Directors (or officers expressly authorized by the Board); provided, that this Policy may not be terminated or amended in any manner that could adversely affect the rights of any Participant (i) following

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     a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or
     (iii) otherwise in connection with or in anticipation of a Change of Control.

V.   SUCCESSOR TO COMPANY

     This Policy shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Policy if no succession had taken place.

     In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Policy, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Policy, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Policy, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Policy.

VI.  OTHER IMPORTANT INFORMATION

     A.   SOURCE OF PLAN BENEFITS

          This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All payments under this Policy will be made from the Company's general assets. Benefits under this Policy are not insured under Title IV of ERISA.

     B.   PROCEDURE FOR CLAIMING BENEFITS

          Severance benefits are awarded in appropriate circumstances without application. However, if a Participant believes that he or she is entitled to severance benefits under this Policy and such benefits are not awarded, the Participant must present a written claim for such benefits to the Company as the "Plan Administrator". If the Plan Administrator determines that the claim should be denied, the Plan Administrator must provide the Participant with notice of the denial, written in clear and precise terms and giving specific reasons for the denial within 30 days. Within 90 days after the Participant is notified of the denial of his or her application, the Participant also has the right to appeal to the Plan Administrator for a full and fair review of any such denial. The Participant also has the right to review any relevant documents and to submit issues and comments in writing to the Plan Administrator. If the Participant needs more time, the Plan Administrator may allow the Participant more than 90 days to file a request for review. The Plan Administrator shall conduct a hearing and/or

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          take such other steps as the Plan Administrator deems
          appropriate for a full and fair review of the appeal from the denial of a claim. The Plan Administrator will issue, within 60 days after the request for review is received, a written decision which shall include specific reasons for the decision and references to the pertinent plan provisions on which the decision is based. This decision shall be written in a manner calculated to be understood by the Participant. Nothing herein shall prevent the Participant from contesting any decision by the Plan Administrator in a court of appropriate jurisdiction.

     C.   GOVERNING LAW

          The validity, interpretation, construction and performance of this Policy shall be governed by the laws of the State of Delaware, without reference to principles of conflicts of law, except to the extent pre-empted by federal law.

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